UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☒ Soliciting Material under §240.14a-12

Kodiak Oil & Gas Corp.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

On July 14, 2014, Whiting Petroleum Corporation (“Whiting”) and Kodiak Oil & Gas Corp. (“Kodiak”) held a joint investor conference call relating to Whiting’s acquisition of Kodiak, a replay of which will first be made available on Whiting’s and Kodiak’s websites on July 15, 2014.  The following is a transcript of such call.

Operator

Good day, ladies and gentlemen, and welcome to the joint Whiting and Kodiak’s Conference Call. My name is Stephanie, and I will be your operator for today. At this time, all participants are in a listen-only mode. We will conduct a question-and-answer session towards the end of this conference. [Operator Instructions] As a reminder, this conference is being recorded for replay purposes, and this call is scheduled for one hour only.

I would now like to turn the call over to Mr. Jim Volker, Chief Executive Officer. Please proceed, sir.

James J. Volker Chairman, President & Chief Executive Officer

Good morning, everyone. This is Jim Volker, Chairman and CEO of Whiting Petroleum, and I’m joined by Mike Stevens, our CFO, the Whiting management team, and Lynn Peterson, CEO of Kodiak Oil & Gas. Plus, joining us here today is Tom Petrie, Chairman of Petrie Partners.

Thank you for joining us for this important announcement. Before we begin, I must remind you that this presentation and call contains forward-looking statements, and I direct you to our disclaimer regarding such statements on page 2 of our presentation.

We’re very pleased to discuss with you the highly strategic combination we have announced on Sunday, which brings together Whiting and Kodiak in an all-stock transaction. We believe this transaction is a win-win for both Whiting and Kodiak shareholders who will now both have the opportunity to participate in this substantial upside resulting from this combination.

Most notably, this transaction brings together two highly complementary asset portfolios in the Williston Basin to create the largest Bakken/Three Forks producer and provide a substantially larger platform to accelerate oil production growth and improve overall returns. The companies, with more than 1,200 employees combined, have very similar corporate cultures and high quality employee basis committed to operational excellence, which have driven the company’s historical growth.

Before we dive into the materials, I’d like to personally thank the directors, management and advisers of both Whiting and Kodiak for all their hard work on this important transaction. Without the shared vision of both companies’ management and boards, this transaction would not have been possible. With that introduction, I’d like to start going through the presentation.

I’m going to start on slide number 3 with an overview of the transaction. As we discussed in the press release we issued on Sunday, Whiting and Kodiak have entered an agreement through which our companies will be combined in a 100% stock transaction. Under the agreement, Whiting will issue 0.177 shares of Whiting per each share of Kodiak.

Whiting’s closing price on Friday, July 11, was $78.54, meaning the exchange ratio implies a price of $13.90 per Kodiak share. This implied price of $13.90 represents a 5.1% premium to Kodiak’s 60-day volume-weighted average price of $13.22 per share and a 12.8% premium to Kodiak’s volume-weighted average price for 2014 of $12.32 per share. This price also implies a transaction equity value for Kodiak of $3.8 billion and an enterprise value for Kodiak of $6 billion, including the assumption of Kodiak’s net debt. Using Wall Street analyst consensus estimates, the transaction implies multiples of Kodiak equity value to 2014 cash flow of 4.8 times, and multiples of Kodiak’s enterprise value to 2014 EBITDAX and production of 6.9 times, and $150,000 per barrel of oil equivalent per day, respectively.

Following the transaction, we expect Whiting shareholders to own approximately 71% of the combined company, and Kodiak shareholders to own approximately 29%. We’re pleased to report that we’ll be adding the two co-founders of Kodiak, Lynn Peterson and Jim Catlin to the Board of Whiting Petroleum, and the combined company will be led by the Whiting senior management team.

The combined company will remain headquartered at Whiting’s offices in Denver, and the name of the combined company will continue to be Whiting. The transaction requires the approval of both Whiting and Kodiak shareholders, and Lynn and I expect to convene our respective shareholder meetings as soon as practical. We expect the transaction to close in Q4 2014.

Next, I’d like to walk you through slide 4, and the compelling strategic benefits we see in this transaction. First and foremost, this transaction creates the leading player in the Williston Basin. The combined company will be the largest Bakken/Three Forks operator by production, with over 107,000 barrels of oil equivalent per day in the first quarter of 2014 and combined acreage of 855,000 net acres in the play. In addition, the combined company will have 370 million BOEs of proved reserves in the Williston Basin alone and more than 3,460 net drilling locations in the play. We believe the transaction will drive significantly higher production and cash flow growth for Whiting. We plan to substantially accelerate the Kodiak drilling program by increasing the rig fleet from seven rigs to 12 rigs by the fourth quarter of 2015.

This acceleration will be supported by the combined company’s greater access to lower cost capital, allowing us to substantially enhance the net asset value per share of the combined company. The transaction also underscores Whiting’s position as the leading U.S. oil-weighted growth company as we expect our growth profile and strong EBITDAX margins to be driven by our oil focus.

Most importantly, this transaction positions the combined company to realize meaningful operational synergies and value creation opportunities relative to what could be achieved by either company on its own.

As we will show you later, the Whiting and Kodiak asset basis in the Williston fit hand in glove, which allow us to operate more efficiently as we continue to execute on pad drilling and decrease mob time and costs from well site to well site.

Equally important, we see substantial financial benefits from applying Whiting’s technological expertise to Kodiak’s extensive inventories of drilling locations, which will allow us to enhance overall recoveries while reducing drilling and completion costs.

As indicated above, the combination will materially enhance Whiting’s scale, which will have material benefits in drilling, optimization and acceleration. Our combined enterprise value will be nearly $18 billion and our EBITDAX is $2.8 billion.

Meanwhile, our combined company will have more than 600 million BOEs of proved reserves and 1.2 billion barrels of oil equivalent of 3P reserves, 80% of which is in the Bakken/Three Forks. We believe this enhanced scale will attract new investors to the Whiting story.

The combined company will have a stronger credit profile and increased financial flexibility represented by its low anticipated debt-to-EBITDAX ratio of 1.6x and its estimated borrowing base of $4.5 billion with $3.5 billion of commitments. We’re also working with the rating agencies to demonstrate the strengths and benefits of this all-stock transaction.

Finally, the transaction provides significant financial benefits to both sets of shareholders. The all-stock nature of the transaction means it should be tax-free to both Whiting and Kodiak’s U.S shareholders. It also allows both sets of shareholders to benefit from the substantial upside of the combined company, particularly Whiting’s high growth, oil rich Niobrara Redtail development program.

Additionally, we expect the transaction to be accretive to discretionary cash flow, net income and production per share in 2015 and beyond.

Moving to slide 5, I’d like to highlight some of the expected benefits of the transaction to Whiting. The transaction will increase Whiting’s overall weighting towards the Bakken/Three Forks. 80% of pro forma Q1 2014 production comes from the Bakken/Three Forks, and we will have 855,000 net acres with an inventory of over 3,400 net Williston Basin drilling locations. These are also all acres, we at Whiting know very well.

All Whiting shareholders will benefit from the present value impact of accelerating the development of Kodiak’s extensive inventory of drilling locations. To be specific, our current plan is to grow the fleet of the 7 operated rigs Kodiak is currently running in the play, to 12 operated rigs within 12 months of transaction closing. This is expected to have material impacts on production, cash flow and net asset value per share.

The all-stock nature of the transaction has several benefits to Whiting shareholders. First, it allows Whiting access to a large portfolio of assets, without having to access the debt or equity capital markets, meaningfully enhancing our relative position versus our E&P peers, while maintaining strong debt metrics.

Second, the transaction is credit enhancing and we are working diligently with the [ph] rating (11:50) agencies to demonstrate the value of the combined company.

As I mentioned earlier, we expect the transaction to be accretive in 2015 to writing on a discretionary cash flow, net income and production per share basis. Further, given the growth profile and substantial opportunities available to the combined company, we expect the transaction to become increasingly accretive beyond 2015 across all metrics.

At this point, I’d like to turn it over to Lynn to walk through the benefits of the transaction to Kodiak shareholders, the highlights of which are laid out on slide 6.

Lynn A. Peterson

Thanks, Jim, and good morning to everyone. For many of the same reasons that Jim already highlighted, we strongly believe this transaction provides significant benefits for Kodiak shareholders, Kodiak’s employees and all of Kodiak’s stakeholders. We look forward to showing what the combined company can do for all these constituents.

As a result of the all-stock nature of the transaction, Kodiak shareholders will own approximately 29% of the combined company and will retain upside and exposure to the continued development of the Bakken/Three Forks within a much larger entity.

We view this transaction as significantly de-risking the Kodiak story for all of our shareholders, employees and all of Kodiak’s stakeholders. Kodiak shareholders won shares in a significantly larger company with a more diverse set of reserves and production, but also with additional complementary assets in an area they know well.

The transaction will also provide the exposure to a new and exciting play in the oil-rich Niobrara extension play in Northeast Colorado. Even more importantly, the increased size and scale of the combined company provides greater access to capital for acceleration in drilling on our acreage. Whiting’s plan of increasing operating rigs from 7 to 12 on our acreage was not something we felt comfortable doing on our own with our financial profile. As Jim said, this increase in rig count will drive increased value for both sets of shareholders.

Even beyond rig count accelerations, Whiting’s technological expertise is something we have always been impressed by, and we see significant benefits in the application to Whiting’s operating and technical know-how to our drilling program. With an extensive remaining drilling inventory, the per well drilling cost savings that Whiting can potentially achieve is expected to add significant value for both sets of shareholders.

Finally, the transaction has considerable benefits from a credit perspective. The tangible financial savings from both a lower cost of borrowing and a lower overall cost of capital should benefit Kodiak and its constituents.

Let me close by saying that I’ve known Jim and his team for many years, and I feel they are the right team to take Whiting and Kodiak to the next exciting chapter in a combined light. As a future board member of the combined company, I look forward to working with him and the Whiting management team to create substantial value for all of our shareholders.

With that, I would like to turn it back over to Jim.

James J. Volker Chairman, President & Chief Executive Officer

Thanks, Lynn. Moving on to slide 7, here you can see why this transaction makes so much sense. The combination of Whiting and Kodiak takes two very successful, focused businesses and creates the leading Williston Basin player.

On the left half of the slide, you can see in red our various plays within the Williston Basin. Whiting was an early entrant in the Williston through our [indiscernible] (15:52) position. And because of our early presence in the area, we have been, and continued to be, at the forefront of Bakken and Three Forks’ development.

The blue area represents Kodiak’s acreage. As you know, Kodiak, like Whiting, has done a terrific job of establishing Tier 1 acreage footprint in the core of the Williston Basin, which seen some of the best economics anywhere in the play, or for that matter, anywhere in the U.S.

When looking at both of our positions together, you can see just how complementary the two really are. There are many areas in which the combined companies will benefit from offset acreage positions, and together, we create an extremely attractive position in the Central and the Eastern Williston Basin Fairway.

At the right, you begin to see what the combination does relative to the peers. It vaults us to the leading Bakken/Three Forks producer as measured by Q1 2014 production and operated rig count. In the bottom right, we show a combined 18 operated rigs active in the play as of July 13, 2014. And we also have an additional combined three rigs currently moving within the play. So we actually have 21 rigs active in the Williston.

On slide 8, you can see that our inventory of drilling locations in the Williston Basin is robust and continues to grow. I should note that the growth we show here is not only what we get through our acquisition of Kodiak. It’s also due to the success Whiting has had on a standalone basis year-to-date.

On the left side, you see where Whiting was at the end of the last year. The net drilling locations on the right side combine Kodiak’s acquired locations, along with those we both added this year through our continued efforts through June 30. On a pro forma basis, and including our own organic growth, our net Williston Basin drilling location count increases 158%.

On slide 9, what we show are the pro forma reserves in daily production on an oil equivalent basis for the combined entity. You can see that both companies have a long history of reserve and production growth. One of the attractive things to us when we looked at Kodiak was the explosive growth in production they’ve been able to achieve. 40%-plus projected growth in 2014 is a very nice growth rate.

We mentioned this transaction being accretive on a production-per-share basis and that type of growth certainly helps that dynamic. Given the focus on oil development that both Whiting and Kodiak have, it’s no surprise that both entities have high cash margins in the $55 per barrel of oil equivalent range. And given sustained strong oil prices, we will continue to do so long into the foreseeable future.

The company will continue to be all oil, all the time.

Moving to slide 10, I’ll note that I mentioned on slide 7 that Kodiak and Whiting have complementary acreage positions. Here, we show a closer view of our combined position in the Central and Eastern Williston fairways to demonstrate just how close in proximity some of our acreage truly is. This should give you a feel for the efficiencies we think are possible.

As you can see, through the combination with Kodiak, we add very significant acreage that is adjacent to Whiting’s positions in the Central and Eastern Williston fairways, creating an advantage for ourselves with cutting-edge geoscience at our core lab and state-of-the-art completion techniques.

In particular, in the Central Williston Basin, we expect the Bakken, first and second benches of the Three Forks to be highly productive. I would note that Whiting recently completed a well in the area in the second bench of the Three Forks for over 6,000 barrels of oil equivalent per day.

Flipping to slide 11, one of the areas that we expect to see real value creation is through the application of Whiting’s technical expertise and best practices to Kodiak’s large inventory of drilling locations. First and foremost, we believe the larger company will be able to achieve material cost savings through combined procurement of services, but more importantly, through the application of Whiting’s drilling and completion cost control practices.

We believe we can achieve completed well cost savings of approximately $700,000 per well through those best practices and economies of scale.

On slide 12, we detail our plan to drive increase production and cash flow growth from accelerated development of the Kodiak resource base. Kodiak is currently running seven rigs across the Williston Basin position expecting to complete about 80 net operated wells this year.

Our current plan is to grow the rig count from seven operated rigs today to 12 operated rigs within 12 months of transaction closing. We expect this will result in a substantially higher number of annual net operated well completions in 2015 and beyond.

Whiting and Kodiak shareholders will benefit from the present value impact of this accelerated development of Kodiak’s extensive inventory of drilling locations. This is expected to have a material impact on production, cash flow and net asset value per share.

I’ll spend a minute or two on slide 13 just to emphasize exactly what this transaction does for us from a size and scale perspective relative to our closest peers. Pro forma for the transaction, Whiting will be an $18 billion initial enterprise value entity. Our first quarter 2014 annualized EBITDAX was in the $2.8 billion range, and we will have significantly larger reserves and production.

As you can see, we have comparable, if not greater, EBITDAX reserves and production that many of our peers who have substantially greater market valuations. We believe this transaction will help narrow this valuation disparity.

Moving to slide 14, I’ll draw your attention to a couple of things. The first is one of the strategic advantages that each party gains from this transaction. Whiting shareholders grow their Bakken/Three Forks exposure based on Q1 2014 production from 76% to approximately 80%. Similarly, on approved reserved basis, we increased our weighting from approximately 46% to just north of 61%. Considering our expertise in the region and the high cash margins that we currently realize in the area, that’s a pretty compelling opportunity.

Kodiak shareholders get the opportunity to participate in Whiting’s oil-rich and increasingly attractive Redtail-Niobrara development program. The production growth and exciting future development opportunities available through these projects diversify Kodiak’s exposure geographically while continuing to provide long-lived opportunities within the same high margins currently being realized in the Bakken.

The second is that we continue to be oil focused with approved reserve base of over 600 million barrels of oil equivalent comprised of approximately 88% liquids, 80% of which are oil.

On slide 15, you can see that one of the focuses at Whiting has always been on maintaining a strong balance sheet.

On slide 15, you’ll see a slight uptick in our leverage due to the assumption of the existing borrowing under Kodiak’s credit facility and existing notes. However, given the growth projected in the business, you can see it delivers very quickly.

We field at an all-stock transaction because in doing so, we have conservatively capitalized the pro forma entity and positioned ourselves for significant credit enhancement. A core tenet at being a successful long-term operator is maintaining adequate liquidity. For a while, we’ve had the ability to upsize our borrowing base, if we have so chosen and we are electing to do so with this combination. We’ve got a strong group of banks behind us and as such, are taking our revolving credit facility commitments from $1.2 billion up to $3.5 billion. We have over $400 million of cash on hand and growing combined discretionary cash flow to further enhance our already strong liquidity position. In sum, we believe we have great liquidity far into the foreseeable future.

Turning to slide 17, in conclusion, we feel the transaction is very positive with both Whiting and Kodiak shareholders. It creates the leading player in the Williston Basin, underscores Whiting’s position as the leading U.S. oil-weighted growth company, it provides the opportunity for meaningful production and operational synergies and materially enhances the scale of both companies while creating a company with a stronger credit profile and financial flexibility. And the all-stock nature of the transaction will mean both sets of shareholders can participate in the meaningful upside opportunity of the combined company.

So with that, ladies and gentlemen, I’ll turn it over for questions.

Question & Answer Section

Operator

Thank you. [Operator Instructions] The first question comes from the line of Brian Corales from Howard Weil. Please go ahead.

Brian Corales

Good morning, guys, and congratulations to all of you.

James Volker

Thank you, Brian.

Brian Corales

Yeah. I got a — you had a slide on there, Jim, that showed the rigs on Kodiak acreage going from 7 to 12 in the Bakken. Is that total — that five rig increase, is that total for Whiting or you reallocating some of your rigs that you’re running onto the Kodiak acreage?

James Volker

No. That will be a net increase.

Brian Corales

Okay. Okay. And then one follow-up, just I guess as you get more focused on your bigger footprint in the Bakken and obviously the ramp of Niobrara. I know you’ve been selling down some other assets. Does this potentially accelerate any of that, any sales like North Ward as this faster than previously thought?

James Volker

Well, as we’ve often said that we’re open to — virtually, we’re an oil company and we’re an E&P company. And as you know, people approach you all the time with opportunities. On the other hand, we love that feel because it’s so predictable. It’s so predictable because it’s basically on a trend that was established when we acquired it where it was producing only a couple of thousand of barrels of oil a day. We currently have it 10,000 barrels of oil a day and per our plan, it’s on its way to over 20,000 barrels a day.

So, while I won’t comment on the likelihood of it being for sale, I can tell you that it’s increasing in value all the time. So I hope when I say that you’ll understand that there are numerous things within Whiting that have value that I believe is not currently being properly reflected, that happens to be one of them. Our gas plants happen to be another. So, in answer to your question about would we be able to monetize something here to add even more liquidity to the situation, the answer is that opportunity does exist because we have those kinds of assets. And are we going to act on one of those? I’m not prepared and will not say exactly when or if. I can only tell you that we are a rate-of-return, a net-asset-value driven company and we will do the right thing for shareholders.

Brian Corales

No. Understood and thank you, all. Congratulations again.

James Volker

Thank you. Thanks, Brian.

Operator

Thank you. The next question comes from Joe Allman from JPMorgan. Please go ahead.

Joe Allman

Thank you. Good morning, everybody.

James Volker

Good morning, Joe.

Joe Allman

If my math is correct, it appears that the combined company net locations increased by about 500, between the end of last year and I guess midpoint of this year. And so before this transaction — so could you just describe in some detail like what exactly — where did the net locations change? Was that primarily Whiting or primarily Kodiak? And where do they change and what’s causing the change? Because you also give us the number of growth locations that between — the increase in growth location between year-end and mid-year? All right, thank you.

Eric Hagen

Joe, just to clarify the math, it’s actually about an increase of about 716 net.

Joe Allman

Okay. Great.

Eric Hagen

And you could probably just gross that up on your own based on our working interest. That’d be an accurate way to do that. And Steve Kranker has more color on the increase. A lot of it was high-density and some lower, some second bench...

Yeah. High-density second bench developed by both companies basically since January 1.

Steve Kranker

Yeah. I would just add, just primarily in that Central Basin fairway where we have very well-established high density results, and also as Jim indicated, very attractive second bench results as he mentioned, we had a well there recently over 6,000 Boes per day.

James Volker

I think the footnote to slide 8 will be very helpful for you there.

Joe Allman

So is it coming mainly from Whiting or mainly — or also from Kodiak?

Eric Hagen

It’s from both. It’s probably slightly more from Whiting, but it’s pretty split pretty fairly evenly.

James Volker

Yeah. Theirs were just a little less than us.

Joe Allman

All right. And can you — for Kodiak, how much have Kodiak implemented the new completion designs similar to what Whiting is doing?

Lynn Peterson

Joe, this is Lynn Peterson. I think there’s a lot of different techniques going on. You — we were kind of one of the leaders, I think, when we went through cemented liners a couple of years ago. I think our success has been well documented. I think what we’re going to do is combine our efforts with Jim’s team here. And this thing’s going to continue to evolve. I think we have a lot of work to do yet. I think there’s a lot of upside left on the table.

Joe Allman

All right. Thank you.

Lynn A. Peterson

Thank you.

Operator

Thank you. Your next question comes from the line of Ryan Oatman from SunTrust. Please go ahead.

Ryan Oatman

Hi. Good morning, gentlemen, and congratulations again. I do see a strategic rationale for both companies and appreciate the focus there this morning. However, I did want to focus a bit on some of the details here. Specifically, with the potential savings of 700,000 per Kodiak well, can you speak to what’s driving that and do you anticipate using ceramic proppant on the new wells?

Rick Ross

Excuse me, this is Rick Ross. The savings that we’re talking about I think would spread all the way across the drilling completion spectrum. In terms of using ceramic proppant, yes, we also use ceramic proppant now at 100% typically in the Central Basin. And we would probably continue to do so.

Ryan Oatman

Okay, very good. And then, it does appear that there’s a significant overlap in the respective shareholder basis. Lynn, can you describe how the deal has been received by your shareholders late last night and early this morning?

Lynn A. Peterson

Sure, I’d be glad to, Ryan. I think that we all have to look at this as a combination of efforts. I think we’ve always felt very comfortable with our quality of our acreage. I think it’s a top tier acreage. I think by combining with Whiting who provides, really, a superior balance sheet, we’re really allowed to accelerate this activity level. And I think that’s what really we’re trying to do through this combination. There’s been a lot of questions about the pricing. We felt like with the robust oil prices we’ve seen recently, a lot of stocks are at that their 52-week high, all-time highs. We tried to strike a balance here to provide both sides of the equation, both Whiting shareholders and Kodiak shareholders a fair deal and I think we have struck that. We’re pretty comfortable.

James Volker

And we think there’s about 60% of Whiting shareholders that are also Kodiak shareholders and about 60% of Kodiak shareholders that are also Whiting shareholders. So in some, with respect to those few who have contacted us or emailed us since the announcement, the reaction has been great as far as we know.

Ryan Oatman

[indiscernible] (36:31) I’ll hop back in the queue.

Lynn A. Peterson

Yeah. I might just add to that, just the de-risking from our standpoint has been well received. We’ve been on one basin, totally focused on the Williston. Having exposure now to a second basin, I think, is positive, provides our shareholders a whole different angle.

James Volker

Yeah, I would say that just viewing of few of the unsolicited emails that I’ve seen this morning, particularly they’d get that it allows Whiting and Kodiak the combined shareholder group to participate in this substantial upside potential that we’re creating by basically unleashing Whiting’s financial and technical capabilities on the increased size acreage and accelerating our growth. So that benefit from increased size of scale with larger access to capital for accelerated development which causes net asset value growth, I think, is obvious and is understood and will produce immediately accretive to the combined company discretionary cash flow per share, earnings per share, production per share and net asset value per share growth. That’s what we’re here for.

Ryan Oatman

That’s great. Thank you, guys.

James Volker

Thank you.

Operator

Thank you. Your next question comes from the line of Jason Smith from Bank of America. Please go ahead.

Jason Smith

I just want to follow up really quick on the oil cost reduction. Jim, what’s the timing there in terms of when you begin thinking you knock the 700,000 well out.

James Volker

Now, I really believe that that will start by January of 2015. There will be some things that we’re doing quickly with specially I think on the supplier side to talk to folks who are fracking wells out there for us to bring to bear some of the scale, the effect of scale that will result from this particular transaction. I will say that we really view the service companies that supply us with pumping services, for example, on pipe and really all of the other supplies that we use as partners. We treated them that way since Whiting was formed in 1983. We have excellent payment record with them of timely payment and getting the benefit, therefore, of their best pricing. And I think that, pretty quickly, can be brought to bear on all the wells that we’re drilling, all of them, both for Kodiak wells and the Whiting wells.

Jason Smith

Got it. Thanks. And as you move from 7 rigs to 12 rigs on Kodiak’s acreage, are there any constraints on the midstream or infrastructure side that you see?

James Volker

No. I will say this that I think that Lynn and his team have done a great job especially here over the last couple of quarters at lining up better gas processing for their gas. We at Whiting, of course, have tried to get out well ahead of that by building our own gas plants, gas gathering and, for that matter, oil gathering lines. So, we are sort of well ahead of the curve.

Lynn, in my opinion, has made a rapid change here over about the last six months as the third-party providers that he works with have really ramped up in response to his requests, and I think they have great relationship there. I think as we go forward, Whiting’s expertise in that area is something that will allow us to, perhaps, process some, I wouldn’t say a real large part but some of the gas that is being developed on the Kodiak acreage. And I certainly think it’ll help us negotiate the best pricing for that processing with third parties.

Jason Smith

Thanks, Jim. I really appreciate, and congrats again, guys.

Thank you.

James Volker

Thanks.

Operator

Thank you. Your next question comes from the line of Scott Hanold from RBC Capital Markets. Please go ahead.

Scott Hanold

Good morning. Congratulations, guys.

James Volker

Good morning. Thank you, Scott.

Scott Hanold

Just a question on, obviously, there’s this new flaring rule that came out there and when you kind of just look at the data, it looks like the Kodiak side of the equation had a little bit more flaring. And I know you all have at Whiting some infrastructure. Is there any synergies relative to the new flaring rules of bringing the combined entities together?

James Volker

Well, like I said, thankfully, Whiting looked closely at that while we were doing our due diligence on Kodiak, and I’ve been impressed personally with the work that’s been done over the last six months, to basically get Kodiak ready to meet those requirements. So, I was pleasantly surprised by the fact that I think they’re going to be well ahead of schedule and able to meet that captured percentage that step by the NDIC. Separately, Whiting continues to process of our operated gas, typically 95% or so of it. So, as a combined entity, I can assure you that we certainly will have plenty of cushion with respect to those rules.

Scott Hanold

Okay, thanks. And as my follow-up, when you kind of step back with the picture, the Whiting Petroleum prior to this, obviously, at a pretty good balanced growth portfolio with the Niobrara and the Bakken [ph] leading the (42:54) charge now with this acquisition and further acceleration. It seems like it’s a lot more heavier in the Williston Basin. Is there any read through there? Can you give a little bit of color on sort of, that sort of phenomena?

James Volker

Well, thank you. I think that’s exactly what we’re doing. I’d like to point out that although this is an increase in the size of the acreage that we have. I view it in part as a diversification as well because as you know, the Williston Basin especially the core areas that we operate in, we as a combined company includes not only the middle Bakken, not only the first bench, also the second bench of the Three Forks and it includes, with respect to the area that Whiting discovered, the Pronghorn Sand. So, really I view it as an opportunity to basically concentrate in an area where diversification already exists.

Eric Hagen

I just want to be clear though on that, too, Scott, so we don’t misunderstand your question but if your question is are we de-emphasized in the Niobrara at all? The answer is no. And are we changing our plans in the Niobrara at all? The answer is no. We still plan to continue to execute on the program we’ve laid out. Just want to be totally clear on that.

Scott Hanold

Okay, okay.

[ph] And to Jim’s comments (44:23).

James Volker

Yeah. But I didn’t understand that to be part of your question, but I certainly agree with Eric on that point. No, we’re ramping up in the Niobrara and you’ll see basically double the rig count out there by the time we get to the middle of next year.

Scott Hanold

Okay, so the emphasis — there’ll be more emphasis on the Bakken but that’s just because you have more skill there but there’s no change in the Niobrara plans going forward?

James Volker

Absolutely, absolutely. Yeah, if that was your question, you could’ve asked it that way and I would’ve answered it directly.

Scott Hanold

All right. Fair enough. Thanks.

Operator

Thank you. Your next question comes from the line of Michael Hall from Heikkinen. Please go ahead.

Michael Hall

Thanks. Congrats on getting this deal done, guys. I think it makes a lot of sense.

James Volker

Thank you, Michael.

Michael Hall

I guess, first on my end, just wanted to circle back on the well cost savings and sorry to beat that horse a bit. But what’s the targeted end well cost on that, is that from the $9.4 million or is that kind of from a [indiscernible] (45:32)

James Volker

It’s — they’ve been averaging about $9.2 million, we’re about $8.5 million.

Michael Hall

Okay. Perfect. So you kind of close the gap between the two, the thought process there.

James Volker

Yes, sir.

Michael Hall

Okay. And then there are also some assets arguably on the market in the DJ Basin that could fit well within Whiting’s portfolio. Does this take — reduce your interest in expanding in the DJ at all from an A&D perspective or anything to read into that?

James Volker

No. I don’t think you should read anything into it in terms of but we do in the DJ Basin, frankly, is used the excellent leasing program we have going on there to continually enhance, meaning add to both working interest wise as well as that acreage wise, our holdings in the Redtail area.

We’d like that better, frankly, than entering into bid processes. Especially, I would say good processes where you’re not getting big working interest increases because people have already sold off parts of what they own to other parties. And my typical view of that to be honest about it is that why would I want to do a 100% of the work for 40% of the fund.

Michael Hall

That makes sense. I appreciate that color. That’s helpful. And then in terms of — last question on my end is just kind of the move towards — I mean do you think investment grade is within the sight here? Have you guys had any conversations with the rating agencies or anything along those lines? That’ll be my — thanks.

James Volker

Thanks for asking. I can only say that we do believe the transaction, especially because of its size and scale that it makes us is very credit enhancing, but we don’t speak for the rating agencies. And I can only say that we have excellent relationships with them and they, as always, are right on top of things and I know they’ll do a fine job of evaluating what the company looks like as a combined entity. And I’m confident that there will be an enhancement to our credit rating. Can’t predict exactly where it’ll go, but I will say that I do believe that we’re on a, I would say, a steep upward trend and I think it’s only a matter a time.

Michael Hall

Great. Appreciate that and congrats again here.

James Volker

Thanks.

Thanks, [ph] Mike (48:40).

Operator

Thank you. Your next question comes from the line of Michael Rowe from TPH. Please go ahead.

Michael Rowe

Thank you. Good morning.

James Volker

Welcome.

Michael Rowe

Actually, just wanted to get maybe on a longer-term basis, you all expect that you could, given this added acreage position, reallocate maybe some of Whiting’s rigs from edges of the basin to where Kodiak’s acreage is focused on the central part of the basin, or do you kind of think Whiting’s rig count and allocation across the Basin will stay fairly similar to where it is today over the next few years?

James Volker

Yeah, it will be similar. We’ve already high graded where we are drilling, and that includes what you refer to as the edges of the basin. That’s because with the new drilling and completion techniques, we’re getting excellent results there. So — no, I expect that we’ll be at 26 rigs as a result of having essentially 21 now and adding 5.

Michael Rowe

Okay. That’s helpful. And I guess do you view this acquisition as something that could help bring Whiting closer to reaching cash flow neutrality at some point or can you just speak to how you view the balance of sustaining your production growth targets while also trying to manage to a free cash flow neutral or positive situation?

James Volker

Well, as you know, that’s always the objective, and Whiting, as you know, has been able to do it over time while maintaining actually a reduction in our debt-to-EBITDA ratio. So we’ve grown substantially while seeing a reduction in our debt-to-EBITDA.

So, yes, it is our objective to continue to maintain a strong balance sheet. I think yes, we will probably grow rapidly in 2015 and 2016. But we’ll get, I believe, fairly close to our discretionary cash flow at the end of that period. And then we’ll see what’s happened out there. As you know there’s lots of opportunities that have developed for us as we’ve owned these two, in my opinion, premier acreage positions. The combined now acreage position in the Williston, in my opinion, premier piece of acreage in the northeastern extension here over the Niobrara, really in a tremendous sweet spot there. So as we continue to drill, as you’ve seen, new opportunities have arisen.

We’ve now got a great area where we think we can develop the second bench of the Three Forks. And I believe that could happen to us with some other zones also that are Redtail prospect. After we get out there and HBP all of our Niobrara, there will be a chance to test some other zones out there as well.

Michael Rowe

Great. Thanks a lot.

James Volker

You’re welcome.

Operator

Thank you. The next question comes from Jason Wangler from Wunderlich Securities. Please go ahead.

Jason Wangler

Good morning, guys, and congrats.

James Volker

Thanks, Jason.

Jason Wangler

All right, just as far as the five incremental rigs, I mean, is that obviously going to be pretty much a 2015 event, so should we look at it from a spending or activity level for this year kind of as you assimilate the two cylinder, what’s been out there already for both? And then, as you get into 2015, it’ll be kind of a one company going from 2021 to 2026? Is that the way to think of it?

James Volker

Yes.

Jason Wangler

Okay. That’s all I had. I appreciate it.

James Volker

All the best.

Operator

Thank you. The next question comes from Mike Kelly from Global Hunter Securities. Please go ahead.

Mike Kelly

Hey, Jim, good morning.

James Volker

Good morning, Mike.

Mike Kelly

Congratulations. My question relates to just the range of growth on the production side for you guys going forward here, pro forma, and really — it all started you guys was going 15% to 20% type grower but there’s three things I think that are kind of going on here, [ph] full mid (53:17) Kodiak which is higher growth entity, you’ve got Redtail coming on here really contributing and then you’ve got these IP rates that have shown an uptick from enhanced completions. So just wondering if you could kind of frame the overall growth on the company and really, should we start thinking about this as the range going to the right here. And if you could quantify that, also with a new type or ranges, that’d be great [indiscernible] (53:41).

James Volker

Well, I’ll do my best for you because that’s obviously something that that’s been an interest to us to kick up our growth rate. And it’s going to be a big increase, it’s simply as a result of the fact, in 2015, simply is a result of the fact that Kodiak would’ve been a part of Whiting for only a quarter in 2014. So that’s going to be a big increase in the 50% range, I believe.

But I think your question really is, well, how can you grow in 2015, 2016, and can you be in the 20% plus range. I’ll not only say that I’ve really believe that’s a great target for us and we’re strive — we’re going to be striving to be in that 20%-plus range as we move forward. We’re really doing a lot of things to — there will be a number of changes here, obviously selling slower growth assets and buying faster growth assets and growing them at an accelerated pace in order to achieve that type of growth.

Mike Kelly

Great. And just a question on EURs as it pertains to the completion improvements here, when do you expect that we could potentially get an update on how maybe the combined entities kind of EUR profile looks here with kind of widespread application of the new techniques? Thanks.

James Volker

Probably closer to year-end, Mike, and just looking at Steve now before we get all the data in and have enough history, production history to be able to actually really book it.

Mike Kelly

All right. Great. Thanks, guys.

James Volker

All the best. Thanks, Mike.

Operator

Thank you. Your next question comes from John Nelson from Citigroup. Please go ahead.

John Nelson

Good morning, and congratulations to both management teams on the deal.

Great. Thank you, John.

John Nelson

Yeah. I just had a -want to dive into the location uptick a little more. I was wondering if you could break out — I apologize for not being as familiar with the Kodiak assets, but maybe five formation of the — about 2,100 locations you say between middle Bakken/Three Forks and then Three Forks one and then lower Three Forks. I mean any rough percentages [ph] or help (56:11) there?

James Volker

Sure. Mark Williams here, our Senior VP of Exploration, will take that.

Mark Williams

Sure. One of the big things to emphasize here is if you look at the map on page 7 that shows our respective acreage positions here, we’ve done a lot of extensive work on OOIP [indiscernible] (56:34) oil in place through the central basin and eastern basins. We understand our own acreage positions as well Kodiak’s very well, especially since those acreage positions are so interfingered. So, as we look at that, the central basin has been really an area that we focus on quite a bit here lately. As you know, we have our target deal there and we’ve seen very good results and the second bench of the Three Forks with a few recent wells there.

And so that area surrounding Tarpon is something that we believe have significant opportunity for enhancement in terms of additional wells and in terms of getting really good rate wells. And so when you look at their Koala position, going on up in the Polar and then down into Smokey, we’re really happy with the opportunity really, the adding in the lower part of the Three Forks in that area.

The other thing I’d mention here is you — if you followed us to the last year, you’ve seen that through a combination of completion techniques, especially adding a lot more entry points and down spacing, we have convinced ourselves that we can drill an awful lot more wells where we have this kind of OOIP, especially again in the Central Basin and the eastern part of the basin as well. And so when we look at Kodiak’s position, we see not just what they are now but what we think they can become as we continue to develop new completion techniques.

One final point to make there, I believe that we’re still very early in the game of optimizing completion techniques. So I think our recovery efficiencies are going to go up significantly from where they are today over the next year or two. And so we’re really well positioned with our combined acreage position to take advantage of.

John Nelson

And any help on the — of the 2,100 locations, just what would be percent Middle Bakken and then percent [indiscernible] (58:32) Three Forks...

Lynn A. Peterson

Well, an awful lot of additional — when we went through and evaluated all our acreage, we added in quite a bit of second bench of Three Forks in there as well as additional locations in both the Bakken and the first bench of the Three Forks, where most of our acreage position is, without giving specific numbers there. That’s the area. Those are the zones that we added in, specifically in the Central Basin.

James Volker

Yeah. We can follow up, John, after call. But I mean a simple way to look at it is if you look at our slide which shows our development plans in various areas. If you compare that to smoother pilots like Polar, which were higher density, you can get a pretty good idea just — you can back into it pretty easily. The distribution across the various horizons, it pretty much follows those patterns.

James Volker

Yeah. I would reference you to Whiting’s current corporate slide show and you’ll see in each one of the formations, in each one of the areas, exactly what our development plan is, how many wells per zone, per spacing unit. And that same approach has been applied to the Kodiak acreage.

John Nelson

Okay, gentlemen. As I look at it on the 2,100 location number, even using 2015’s 125 completions on the Kodiak acreage, it would be at about 16 years, 16.5 years of inventory. So, is it fair to assume that the acceleration of the 12 rigs isn’t necessarily the end of the acceleration, or can you put any color on through where the ultimate rig count could go?

James Volker

Well, once we get out to beyond 2015 and to 2016 and beyond, I don’t want to speculate too far on that other than to say that we do think again that our objective would be in the 20%-plus grower out there can be achieved and can be achieved for a long period of time. Well, I don’t want to give you an exact rig count, but the plan which we have in our engineering, shows us we can achieve that type of growth.

John Nelson

Fair enough. And then just one housekeeping item for me, do you guys have what the break-up fee or structure would be and do you just need a simple majority shareholder approval or are there any new [ph] offers (01:01:04) there?

James Volker

Yeah. Whiting is a simple majority and Kodiak’s a little higher.

Lynn A. Peterson

Yo. Kodiak’s two-thirds of the shares voted.

James Volker

The breakout fee, I don’t think we’ve disclosed it yet. It should be on the proxy. You’ll see that in the proxy, which we’ll disclose later this morning.

John Nelson

Fair enough. That’s all I had. Thanks, guys. Congrats again.

James Volker

Thanks, [ph] John ( 01:01:35).

Operator

Thank you. Your next question comes from the line of Pearce Hammond from Simmons. Please go ahead.

Pearce Hammond

Good morning, guys and congratulations on the transaction.

James Volker

Great. Thanks, Pearce.

Pearce Hammond

First question is when you look at the combined company, how much is the oil and the Bakken is moving by pipe versus by rail?

James Volker

Rick Ross here. Our Senior VP of Operations would like to answer that.

Rick Ross

Let me clarify your question. Is it across — you’re talking Whiting’s position?

Pearce Hammond

Yes, exactly. When the combined company Whiting and Kodiak are together, just curious what percent will be moving roughly by rail and roughly by pipe?

Rick Ross

I’m going to guess combined is probably going to be about 50/50.

Pearce Hammond

Okay. And Whiting currently right now?

James Volker

We’re a little higher on the pipe.

Pearce Hammond

Thank you. And then my follow up is anything on held by production acreage when you look at the combined company and the Bakken/Three Forks or are you in pretty good shape on that front?

James Volker

Everything — no problem. I mean their acreage is HPP. Our acreage will all be HPP by the time we get to the end of this year and in most of our key projects, and we’ve got plenty of term on the rest of the leases to get there into 2015.

Pearce Hammond

Excellent. Thank you, Jim, and congratulations.

James Volker

All the best. Thank you.

Operator

Thank you. I would now like to turn the call back over to Mr. Jim Volker for closing remarks.

James Volker

Well, for all of our shareholders, meaning all of our combined shareholders, we look forward to taking the combined company forward to substantial growth in production, cash flow and net asset value per share. Thank you all very kindly.

Operator

Thank you. Ladies and gentlemen, that concludes your conference call for today. You may now disconnect. Thank you for joining and enjoy the rest of your day.

*   *   *   *  *

Forward-Looking Statements

This communication contains statements that Whiting Petroleum Corporation (“Whiting”) and Kodiak Oil & Gas Corp. (“Kodiak”) believe to be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. All statements other than historical facts, including statements regarding the expected benefits of the proposed transaction to Whiting and Kodiak and their shareholders, the anticipated completion of the proposed transaction or the timing thereof, the expected future reserves, production, financial position, business strategy, revenues, earnings, costs, capital expenditures and debt levels of the combined company, and plans and objectives of management for future operations, are forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements.  These risks and uncertainties include, but are not limited to: the ability to obtain shareholder, court and regulatory approvals of the proposed transaction; the ability to complete the proposed transaction on anticipated terms and timetable; Whiting’s and Kodiak’s ability to integrate successfully after the transaction and achieve anticipated benefits from the proposed transaction; the possibility that various closing conditions for the transaction may not be satisfied or waived; risks relating to any unforeseen liabilities of Whiting or Kodiak; oil and natural gas prices; level of success in exploration, development and production activities; the impacts of federal and state laws; the impacts of hedging on results of operations; uncertainty regarding future operating results and plans, objectives and expectations; and other risks described under the caption “Risk Factors” in Whiting’s and Kodiak’s Annual Reports on Form 10-K for the period ended December 31, 2013. Whiting and Kodiak assume no obligation, and disclaim any duty, to update the forward-looking statements in this communication.

Important Additional Information and Where to Find It

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of a vote or proxy. The proposed transaction anticipates that the Whiting shares will be exempt from registration under the United States Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 3(a)(10) of the Securities Act. Consequently, the Whiting shares will not be registered under the Securities Act or any state securities laws. In connection with the proposed transaction,  Whiting and Kodiak intend to file relevant materials with the SEC and other governmental or regulatory authorities, including a joint proxy statement and circular. INVESTORS ARE URGED TO READ THE JOINT PROXY STATEMENT AND CIRCULAR AND ANY OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT Whiting, Kodiak AND THE PROPOSED TRANSACTION.  The joint proxy statement and circular and certain other relevant materials (when they become available) and other documents filed by Whiting or Kodiak with the SEC may be obtained free of charge at the SEC’s website at http://www.sec.gov. In addition, investors may obtain copies of these documents (when they become available) free of charge by written request to Whiting Investor Relations, 1700 Broadway, Suite 2300, Denver, CO 80290-2300 or calling (303) 390-4051 or by written request to Kodiak Investor Relations, 1625 Broadway, Suite 250, Denver, CO 80202-2300 or calling (303) 592-8030.

Participants in the Solicitation

Whiting, Kodiak and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction. Information about the executive officers and directors of Whiting and the number of shares of Whiting’s common stock beneficially owned by such persons is set forth in the proxy statement for Whiting’s 2014 Annual Meeting of Stockholders which was filed with the SEC on March 23, 2014, and Whiting’s Annual Report on Form 10-K for the period ended December 31, 2013. Information about the executive officers and directors of Kodiak and the number of Kodiak’s ordinary shares beneficially owned by such persons is set forth in the proxy statement for Kodiak’s 2014 Annual Meeting of Shareholders which was filed with the SEC on May 9, 2014, and Kodiak’s Annual Report on Form 10-K for the period ended December 31, 2013. Investors may obtain additional information regarding the direct and indirect interests of Whiting, Kodiak and their respective executive officers and directors in the transaction by reading the joint proxy statement and circular regarding the transaction when it becomes available.